Exhibit 99.1

Boeing Announces Senior Leadership Updates

–Leanne Caret to retire; Ted Colbert named president and CEO, Boeing Defense, Space & Security
–Stephanie Pope named president and CEO, Boeing Global Services

CHICAGO, March 28, 2022 – Boeing [NYSE: BA] today announced Ted Colbert as president and chief executive officer of its Defense, Space and Security business. Colbert succeeds Leanne Caret who is retiring following nearly 35 years of exceptional service with The Boeing Company. Stephanie Pope has been appointed as president and CEO of Boeing Global Services (BGS), succeeding Colbert.
“We are grateful for Leanne’s dedicated service and I’d like to thank her for her outstanding contributions to our industry, our customers, our company and our employees over her extraordinary career at Boeing,” said Dave Calhoun, Boeing President and CEO.
As president and CEO of Boeing Defense, Space and Security (BDS), Colbert will oversee all aspects of the company’s business unit that provides technology, products and solutions for defense, government, space, intelligence, and security customers worldwide. BDS had 2021 revenue of $26 billion.
“Throughout his career, Ted Colbert has consistently brought technical excellence and strong and innovative leadership to every position he has held,” said Calhoun. “Under his leadership, BGS has assembled an excellent leadership team focused on delivering safe and high-quality services for our defense and commercial customers. His leadership track record and current experience supporting the defense services portfolio ideally position Ted to lead BDS.”
As president and CEO of Boeing Global Services, Pope, who is currently Boeing Commercial Airplanes chief financial officer, will lead the company’s business unit that provides aerospace services for commercial, government and aviation industry customers worldwide, focused on global supply chain and parts distribution, aircraft modifications and maintenance, digital solutions, aftermarket engineering, analytics and training. BGS had 2021 revenue of $16 billion. Prior to her assignment as BCA CFO, Pope was chief financial officer of BGS and was part of the business when it was established in 2017.
“Stephanie brings decades of wide-ranging business and financial leadership to her new role,” said Calhoun. “Given her significant experience in all aspects of BGS, Stephanie’s deep understanding of the global services portfolio since its inception and the needs of BGS customers will help accelerate this meaningful business.”
Colbert and Pope’s new assignments will be effective April 1. Until her retirement later this year, Caret will serve as executive vice president and senior advisor to the CEO, reporting to Calhoun, to support the leadership transition, business continuity and critical talent acquisition efforts.

Ted Colbert Biography
Ted Colbert joined Boeing in 2009 and has been serving as president and CEO of Boeing Global Services, where he has been responsible for leading the company’s aerospace services development and delivery model for commercial, government and aviation industry customers worldwide, focusing on global supply chain and parts distribution, aircraft modifications and maintenance, digital solutions, aftermarket engineering, analytics and training. Prior to that role, he served as chief information officer (CIO) and senior vice president of Information Technology & Data Analytics. In 2022, The Black Engineer of the Year Awards (BEYA) named Colbert Black Engineer of the Year, the organization’s top honor. Colbert completed the Dual Degree Engineering Program at the Georgia Institute of Technology and Morehouse College with degrees in Industrial and Systems Engineering and Interdisciplinary Science.
Stephanie Pope Biography
Stephanie Pope has been serving as vice president and chief financial officer of Boeing Commercial Airplanes, where she has overseen the Finance organization, with responsibility for the financial management and strategic and long-range business planning at the business unit. Previously, Pope was vice president and chief financial officer of Boeing Global Services, overseeing all financial activities for the business unit since its founding in 2017. In more than two decades of service at Boeing, Pope has held a number of leadership positions of increasing responsibility at the business units, within programs and at the corporate level.
Leanne Caret Biography
Leanne Caret has served as president and chief executive officer of Boeing Defense, Space & Security (BDS) since 2016. Caret is a second-generation Boeing employee who started working for the company in 1988. Prior to her role overseeing BDS, she was president of the company’s Global Services & Support organization, BDS chief financial officer, vice president and general manager of Vertical Lift, vice president of H-47 Programs, and general manager of Global Transport & Executive Systems. Fortune magazine named her to its Most Powerful Women list in 2021 for the fifth consecutive year. In addition to being a 2019 inductee of the Women in Aviation International Pioneer Hall of Fame, Caret is a fellow of the Royal Aeronautical Society and an associate fellow of the American Institute of Aeronautics and Astronautics.
As a leading global aerospace company, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. As a top U.S. exporter, the company leverages the talents of a global supplier base to advance economic opportunity, sustainability and community impact. Boeing’s diverse team is committed to innovating for the future and living the company’s core values of safety, quality and integrity. Learn more at www.boeing.com.
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Contact
Boeing Communications
media@boeing.com
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